EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent

PVF Capital Corp.

Subsidiaries (1)	State or Other Jurisdiction of Incorporation	Percentage Ownership
Park View Federal Savings Bank	United States	100%
PVF Service Corporation	Ohio	100%
Mid Pines Land Co.	Ohio	100%